Exhibit (a)(1)(A)

LEAPFROG ENTERPRISES, INC.

OFFER TO EXCHANGE

CERTAIN OUTSTANDING STOCK OPTION GRANTS FOR

NEW STOCK OPTION GRANTS

This offer and withdrawal rights will expire at 12:00 noon, Pacific Time, on June 9, 2008, unless extended.

By this Offer to Exchange Certain Outstanding Stock Option Grants for New Stock Option Grants (the “exchange offer” or the “offer”), LeapFrog Enterprises, Inc., which we refer to in this document as “we,” “us” or “LeapFrog,” is giving each eligible optionholder the opportunity to exchange voluntarily eligible option grants for new option grants that will represent the right to purchase fewer shares at a lower exercise price than the eligible option grant, as described herein or as may be amended.

You are an “eligible optionholder” if you:

•

Are employed by LeapFrog or one of our subsidiaries, except for our subsidiaries located in China, or are a director who serves on the board of directors of LeapFrog, on the date this exchange offer commences; and

•

Continue to be an employee of LeapFrog or one of our subsidiaries, except for our subsidiaries located in China, or serve on the board of directors of LeapFrog on, and have not submitted or received a notice of termination on or prior to, the date the new options are granted.

However, LeapFrog may exclude employees located outside of the United States if, for any reason, we believe that their participation would be inadvisable or impractical. Therefore, we reserve the right to withdraw the exchange offer in that particular jurisdiction. If we withdraw the exchange offer in a particular jurisdiction, the exchange offer will not be made to, nor will tenders be accepted from or on behalf of, optionholders in that jurisdiction.

If you are an eligible optionholder and your LeapFrog stock option grants meet the following criteria, then they are “eligible option grants” that you may elect to exchange in this offer:

•

The exercise price of your LeapFrog stock option grants is greater than the higher of (a) $7.50 or (b) $0.25 above the closing price of our Class A common stock as reported on the NYSE for the business day prior to the expiration date of the exchange offer (the “Adjusted Market Price”). The expiration date of the exchange offer, which is scheduled to be June 9, 2008 (unless extended), is sometimes, in this and other documents related to or describing the exchange offer, referred to as the “closing date.”

•

If you were granted LeapFrog stock option grants with tiered exercise pricing, meaning that portions of the stock options were granted with exercise prices set at premiums of approximately 33% and 66% higher than fair market value at the time of grants, these “tiered option awards” may be exchanged only if the lowest exercise price in the tier is greater than the higher of $7.50 or the Adjusted Market Price.

If you choose to participate in this exchange offer and tender eligible option grants for exchange, and if we accept your tendered eligible option grants, you will receive new option grants that will have substantially the same terms and conditions as the eligible option grants you surrendered, except that:

•

Your new option grant will represent the right to purchase fewer shares than the eligible option grant tendered for exchange. The number of shares represented by your new option grant will be determined using an exchange ratio designed to result in the fair value, for accounting purposes, of the new option grant at the time the new option is granted being equal to the fair value of the eligible option grant tendered for exchange at the time immediately prior to the eligible option grant being cancelled. The exchange ratios used in the exchange offer will be calculated by our independent compensation consultant using the Black-Scholes option valuation model and based upon the closing price of our Class A common stock as reported on the NYSE for the business day prior to the expiration date of the exchange offer, as well as other valuation assumptions.

•	The exercise price per share for your new option grant will be equal to the higher of $7.50 or the Adjusted Market Price.

•

Each new option grant will have the same vesting schedule as the tendered eligible option grant, except that the vesting schedule for any options that are already vested or that will vest within 12 months of the new option grant date will be reset such that those options will vest upon the 12-month anniversary of the new option grant date, so long as the eligible optionholder continues to provide services to LeapFrog during the 12-month period. Because we expect to grant the new options on the same day that the exchange offer expires, the new option grant date should be the same as the expiration date of the exchange offer. If the expiration date is extended, then the new option grant date will be similarly extended.

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The commencement date of this exchange offer is scheduled for May 9, 2008. We are making this exchange offer upon the terms and subject to the conditions described in this exchange offer document and in the related Election Form and Eligible Option Information Sheet distributed with this exchange offer document. You are not required to accept this exchange offer. If you tender one eligible option grant in this exchange offer, you do not need to tender any other eligible option grants you may hold. Eligible option grants properly tendered in this offer and accepted by us for exchange will be cancelled and the new options granted as of the expiration date of this exchange offer.

See “Risk Factors” beginning on page 7 for a discussion of risks and uncertainties that you should consider before tendering your eligible option grants.

Shares of our common stock are quoted on the New York Stock Exchange or the “NYSE” under the symbol “LF.” On May 7, 2008, the closing price of our common stock as reported on the NYSE was $7.96 per share. We recommend that you obtain current market quotations for our common stock before deciding whether to elect to participate in the exchange offer.

You should direct questions about the exchange offer or requests for assistance (including requests for additional or paper copies of this exchange offer document, the Election Form, your Eligible Option Information Sheet or other documents relating to this exchange offer) to Margaret Rozowski, our Stock Plan Administrator, at 6401 Hollis Street, Emeryville, CA 94608, or by calling her at (510) 420-5365 or sending her an email to stockplans@leapfrog.com.

IMPORTANT

If you wish to tender any or all of your eligible option grants for exchange, you must properly complete and sign the accompanying Election Form and your Eligible Option Information Sheet and deliver both properly completed and signed documents to us so that we receive it before 12:00 noon, Pacific Time, on June 9, 2008 (or such later date as may apply if this exchange offer is extended), by one of the following means:

By Mail or Courier

LeapFrog Enterprises, Inc.

6401 Hollis Street

Emeryville, California 94608

Attention: Margaret Rozowski, Stock Plan Administrator

Phone: (510) 420-5365

By Facsimile

LeapFrog Enterprises, Inc.

Attention: Margaret Rozowski, Stock Plan Administrator

Facsimile: (510) 420-5004

By Hand or Interoffice Mail

Attention: Margaret Rozowski, Stock Plan Administrator

By Email (By PDF or similar imaged document file)

stockplans@leapfrog.com

You do not need to return your stock option agreements for your eligible option grants to be exchanged in this exchange offer.

Although our board of directors has approved the exchange offer, consummation of the exchange offer is subject to the satisfaction or waiver of the conditions described in Section 6 (“Conditions of This Exchange Offer”) of this exchange offer, including without limitation, the condition that our stockholders approve the proposal relating to this exchange offer at our Annual Meeting of Stockholders scheduled for June 5, 2008. Neither we nor our board of directors makes any recommendation as to whether you should tender, or refrain from tendering, any or all of your eligible option grants in the exchange offer. You must make your own decision whether to tender any or all of your eligible option grants. You should consult your personal outside advisors if you have questions about your financial or tax situation as it relates to this exchange offer.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of this transaction or passed upon the fairness or merits of this transaction or the accuracy or adequacy of the information contained in this exchange offer. Any representation to the contrary is a criminal offense.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER

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OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED ELECTION FORM. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

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SUMMARY TERM SHEET — QUESTIONS AND ANSWERS

The following are answers to some of the questions that you may have about this exchange offer. We encourage you to carefully read the remainder of this Offer to Exchange Certain Outstanding Stock Option Grants for New Stock Option Grants document and the accompanying Election Form and Eligible Option Information Sheet. Where appropriate, we have included references to the relevant sections of this exchange offer document where you can find a more complete description of the topics in this summary.

Q1. What questions are answered in this Summary Term Sheet?

No.	Question	Page
Q1	What questions are answered in this Summary Term Sheet?	1
Q2	Why is LeapFrog making this exchange offer?	1
Q3	Who is eligible to participate in the exchange offer?	2
Q4	What securities are we offering eligible optionholders the opportunity to tender in the exchange offer?	2
Q5	Are there any differences between the new option grants and the eligible option grants?	2
Q6	What are the conditions of this exchange offer?	3
Q7	What will be the exercise price per share of the new option grants?	3
Q8	If I participate in this exchange offer and my tendered options are accepted, when will I receive my new option grants?	3
Q9	When will the new option grants vest?	3
Q10	What happens to my new option grants if I cease to provide services to LeapFrog?	4
Q11	How many shares will I be able to acquire upon the exercise of my new option grant?	4
Q12	When will my new option grants expire?	4
Q13	Must I participate in this exchange offer?	4
Q14	How should I decide whether or not to exchange my eligible option grants for new option grants?	4
Q15	Why can’t you just grant eligible optionholders more options?	4
Q16	How do I find out how many eligible option grants I have and what their exercise prices are?	4
Q17	Can I exchange option grants that I have already fully exercised?	5
Q18	Can I exchange the remaining portion of an eligible option grant that I have already partially exercised?	5
Q19	Can I exchange a portion of an eligible option grant?	5
Q20	What if I am on an authorized leave of absence on the date of this exchange offer or on the grant date of the new option grants?	5
Q21	What if my employment with LeapFrog ends before the expiration date of the exchange offer?	5
Q22	Will I owe taxes if I exchange my eligible option grants in this exchange offer?	5
Q23	What happens if, after the grant date of the new option grants, my new option grants end up being underwater again?	5
Q24	What happens to eligible option grants that I choose not to tender or that are not accepted for exchange in this exchange offer?	6
Q25	If I tender eligible option grants in this exchange offer, am I giving up my rights to them?	6
Q26	How long do I have to decide whether to participate in this exchange offer?	6
Q27	How do I tender my eligible option grants for exchange?	6
Q28	When and how can I withdraw previously tendered eligible option grants?	6
Q29	How will I know whether you have received my Election Form and Eligible Option Information Sheet or my Notice of Withdrawal?	7
Q30	What will happen if I do not return my Election Form and Eligible Option Information Sheet by the deadline?	7
Q31	What if I have any questions regarding this exchange offer, or if I need additional copies of this exchange offer or any documents attached hereto or referred to herein?	7

Q2. Why is LeapFrog making this exchange offer?

We believe that an effective and competitive employee incentive program is critical for the future growth and success of our business. We rely heavily on the specialized skills and expertise of our employees and directors to implement our strategic initiatives, expand and develop our business, and satisfy customer needs. LeapFrog, like many companies, uses stock options as a means of attracting, motivating and retaining high performing employees, particularly at the director seniority level and above. At LeapFrog, stock options constitute a key part of our incentive and retention programs because we believe (as does our board of directors) that equity compensation encourages us to act like owners of the business, motivating us to work toward our success and rewarding our contributions by allowing us to benefit from increases in the value of our shares.

Many of our employees now hold stock options with exercise prices significantly higher than the current market price of our Class A common stock. Although we continue to believe that stock options are an important component of our employees’ total compensation, many of our employees view their existing options as having little or no value due to the difference between the exercise prices and the current market price of our common stock. As a result, for many employees, these options are ineffective at providing the necessary incentives and retention value. We believe this exchange offer addresses these issues by providing a way for eligible employees to exchange their out-of-the-money stock options for options that are closer to our current trading price, if they choose to do so.

See Section 2 (“Purpose of This Exchange Offer”) for more information.

Q3. Who is eligible to participate in the exchange offer?

An “eligible optionholder” is a person who is:

•

Is employed by LeapFrog or one of our subsidiaries, except for our subsidiaries located in China, or is a director who serves on the board of directors of LeapFrog, on the date this exchange offer commences; and

•

Continues to be an employee of LeapFrog or one of our subsidiaries, except for our subsidiaries located in China, or serves on the board of directors of LeapFrog on, and has not submitted or received a notice of termination on or prior to the date the new options are granted.

However, LeapFrog may exclude employees located outside of the United States if, for any reason, we believe that their participation would be inadvisable or impractical. Our executive officers and directors are included as eligible optionholders.

See Section 1 (“Eligible Option Grants; Eligible Optionholders; Expiration Date of This Exchange Offer”) for more information.

Q4. What securities are we offering eligible optionholders the opportunity to tender in the exchange offer?

Under the exchange offer, eligible optionholders will be able to elect to exchange outstanding eligible option grants to purchase shares of our Class A common stock for new option grants. Eligible option grants are LeapFrog stock option grants with an exercise price per share greater than the higher of (a) $7.50 or (b) $0.25 above the closing price of our Class A common stock as reported on the NYSE for the business day prior to the expiration date of the exchange offer (the “Adjusted Market Price”).

In the case of LeapFrog stock option grants that were granted with tiered exercise pricing, meaning that a set of option grants made on the same day included amounts that were granted with exercise prices set at premiums of approximately 33% and 66% higher than fair market value at the time of grant, which we refer to collectively as a “tiered option award,” will be considered together as an eligible option grant only if the lowest exercise price tier is greater than the higher of $7.50 or the Adjusted Market Price. In that case, then all options in the tiered option award will be eligible for exchange.

See Section 1 (“Eligible Option Grants; Eligible Optionholders; Expiration Date of This Exchange Offer”) and question 7 below for more information.

Q5. Are there any differences between the new option grants and the eligible option grants?

Each “new option grant” will have substantially the same terms and conditions as the eligible option grant surrendered for such new option grant, except as follows:

•

The new option grant will represent the right to purchase fewer shares than the eligible option grant tendered for exchange. The number of shares represented by your new option grant will be determined using an exchange ratio designed to result in the fair value, for accounting purposes, of the new option grant at the time the new option is granted being equal to the fair value of the eligible option grant tendered for exchange at the time immediately prior to the eligible option grant being cancelled. The exchange ratios used in the exchange offer will be calculated by our independent compensation consultant using the Black-Scholes option valuation model and based upon the closing price of our Class A common stock as reported on the NYSE for the business day prior to the expiration date of the exchange offer, as well as other assumptions.

•	The exercise price per share for your new option grant will be equal to the higher of $7.50 or the Adjusted Market Price.

•

Each new option grant will have the same vesting schedule as the tendered eligible option grant, except that the vesting schedule for any options that are already vested or that will vest within 12 months of the new option grant date will be reset such that those options will vest upon the 12-month anniversary of the new option grant date, so long as the eligible optionholder continues to provide services to LeapFrog during the 12-month period. Because we expect to grant the new options on the same day that the exchange offer expires, the new option grant date should be the same as the expiration date of the exchange offer. If the expiration date is extended, then the new option grant date will be similarly extended.

See Section 8 (“Source and Amount of Consideration; Terms of New Option Grants”) for more information.

Q6. What are the conditions of this exchange offer?

This exchange offer is subject to a number of conditions with regard to events that could occur prior to the expiration of this exchange offer and which are more fully described in Section 6 (“Conditions of This Exchange Offer”), including the condition that the proposal to conduct this option exchange program is approved by our stockholders at our Annual Meeting of Stockholders scheduled for June 5, 2008. If the proposal is not approved, we will not be able to go forward with this option exchange or accept any of the eligible option grants that may have been tendered. This exchange offer is not conditioned upon a minimum number of eligible option grants being tendered or a minimum number of eligible optionholders participating. If any of the events described in Section 6 (“Conditions of This Exchange Offer”) occurs, we may terminate, extend or amend this exchange offer at any time prior to the expiration of the exchange offer.

Q7. What will be the exercise price per share of the new option grants?

New option grants will have an exercise price per share equal to the higher of $7.50 or the Adjusted Market Price.

If an eligible optionholder elects to surrender for exchange an eligible tiered option award, the exercise prices of the new option grants issued in exchange will reflect the same premiums applied to the exercise prices of the surrendered eligible tiered option award. For example, if upon the expiration of the offer to exchange, the exercise price of the new option grants were $8.50 per share and an eligible optionholder exchanged an eligible tiered option award with a base price of $9.33 and premium prices of $12.41 and $15.49 (33% and 66% premiums, respectively), the new option grants issued in exchange for the eligible tiered option award would have exercise prices per share of $8.50, $11.31 and $14.11 respectively.

We cannot predict the exercise price per share of the new option grants. We recommend that you obtain current market quotations for our common stock before deciding whether to tender your eligible option grants.

See Section 7 (“Price Range of Our Common Stock”) for information concerning our historical common stock prices.

Q8. If I participate in this exchange offer and my tendered options are accepted, when will I receive my new option grants?

We expect to cancel all properly tendered eligible option grants on the same day that the exchange offer expires. We also expect that the grant date of the new options will be the same day that the exchange offer expires. For example, the scheduled expiration date of this exchange offer is June 9, 2008, and we expect to accept and cancel all properly tendered eligible option grants on June 9, 2008, and we expect that the new option grant date will also be June 9, 2008. If the expiration date is extended, then the cancellation date and the new option grant date would be similarly extended. We will issue new stock option agreements promptly following the new option grant date.

Q9. When will the new option grants vest?

Each new option grant will have the same vesting schedule as the tendered eligible option grant, except that the vesting schedule for any option awards that are already vested or that will vest within 12 months of the new option grant date will have their vesting reset such that those option awards will vest upon the 12-month anniversary of the new option grant date, so long as the eligible optionholder continues to provide services to LeapFrog during the 12-month period.

Below is an example that assumes that the exchange offer expires on June 9, 2008 and new options are granted on June 9, 2008.

Original Vesting Date of the Eligible Options Tendered for Exchange	Vesting Date of the New Options Issued under the Exchange Offer
Shares are already vested on the expiration date of the exchange offer	The new shares issued in the exchange would vest on June 9, 2009

May 10, 2009	June 9, 2009

July 20, 2009	July 20, 2009

August 15, 2010	August 15, 2010

You should also keep in mind that, as discussed below, if you exchange eligible option grants for new option grants and you cease providing services to us before the shares subject to the new option grants vest, you will forfeit any unvested portion of your new option grant, even if the eligible option grant that you surrendered to receive the new option grant was vested at the time the eligible option grant was surrendered.

See Section 8 (“Source and Amount of Consideration; Terms of New Option Grants”) for more information.

Q10. What happens to my new option grants if I cease to provide services to LeapFrog?

The new options will be treated in the same manner as the eligible options would have been treated when an employee or director ceases to provide continuous service to LeapFrog. Generally, if an eligible optionholder ceases to provide services to us, any new option grant held by such optionholder will not continue to vest and any unvested portion of the new option grant will be cancelled as of the eligible optionholder’s date of termination. Any vested, unexercised portion of the new option grant will generally be exercisable for three months after termination.

Nothing in this exchange offer should be construed to confer upon you the right to remain an employee of LeapFrog or one of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the new option grants or thereafter.

Q11. How many shares will I be able to acquire upon the exercise of my new option grant?

Your new option grant will represent the right to purchase fewer shares than the eligible option grant tendered for exchange. The number of shares represented by your new option grant will be determined using an exchange ratio designed to result in the fair value, for accounting purposes, of the new option grant at the time the new option is granted being equal to the fair value of the eligible option grant tendered for exchange at the time immediately prior to the eligible option grant being cancelled. The exchange ratios used in the exchange offer will be calculated by our independent compensation consultant using the Black-Scholes option valuation model and based upon the closing price of our Class A common stock as reported on the NYSE for the business day prior to the expiration date of the exchange offer, as well as other valuation assumptions.

The Eligible Option Information Sheet that you received along with this exchange offer document and the Election Form includes hypothetical examples of the number of new options that may be granted at various assumed exercise prices. As noted on the Eligible Option Information Sheet, the number of new options shown on the Eligible Option Information Sheet are hypothetical examples only and are based on assumptions made as of the date noted on the Eligible Option Information Sheet. The actual number of new options granted in exchange for tendered eligible options will be determined based upon the NYSE closing price of our Class A common stock on the business day prior to the expiration date of the exchange offer, as well as other valuation assumptions. The new options granted will be rounded down to the nearest whole number on a grant-by-grant basis. Adjustments to any of the assumptions, such as a change in the volatility of our stock, used to calculate the information in the Eligible Option Information Sheet will result in a change to the number of new options that may be granted under this exchange offer. As a result, the number of new options set forth in the Eligible Option Information Sheet may not represent the actual number of new options that you would receive in the exchange offer.

Q12. When will my new option grants expire?

All new option grants will have the same expiration date as the eligible options surrendered.

Q13. Must I participate in this exchange offer?

No. Participation in the exchange offer is completely voluntary. If you choose not to participate, you would keep all your options, including your eligible option grants, and would not receive any new option grants under the exchange offer. No changes will be made to the terms of your current options.

Q14. How should I decide whether or not to exchange my eligible option grants for new option grants?

LeapFrog is providing as much information as possible to assist you in making your own informed decision. You may seek your own outside legal counsel, accountant and/or financial advisor for further advice. No one from LeapFrog is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.

Please also review the “Risk Factors” that appear after this Summary Term Sheet.

Q15. Why can’t you just grant eligible optionholders more options?

We designed the exchange offer to avoid the potential dilution in ownership to our stockholders that would result if we granted employees and directors additional options to supplement their out-of-the-money options. Granting more options would increase our overhang of outstanding stock options, which would not be viewed favorably by our stockholders. In addition, issuing new options without cancelling any previously granted options would increase our operating expenses, as we would need to expense both the new options and the previously granted options, which would decrease our reported earnings and which could negatively impact our stock price.

Q16. How do I find out how many eligible option grants I have and what their exercise prices are?

The Eligible Option Information Sheet distributed along with this exchange offer document includes a list of your eligible option grants as of May 8, 2008. In addition, you can at any time confirm the number of option grants that you have, their grant dates, remaining term, exercise prices, vesting schedule and other information by logging in and reviewing your E*Trade account at www.etrade.com. If you encounter problems while gaining access to the website, please contact E*Trade at (800) 838-0908 for assistance. If you are calling from outside of the United States, contact E*Trade at +1 (650) 599-0125.

Q17. Can I exchange option grants that I have already fully exercised?

No. This exchange offer applies only to outstanding eligible option grants. An option grant that has been fully exercised is no longer outstanding.

Q18. Can I exchange the remaining portion of an eligible option grant that I have already partially exercised?

Yes. If you previously exercised an eligible option grant in part, the remaining unexercised portion of the eligible option grant could be exchanged under this exchange offer.

Q19. Can I exchange a portion of an eligible option grant?

Except as set forth in the next paragraph, no partial exchanges will be permitted. If you elect to exchange an eligible option grant, you must exchange the entire outstanding (i.e. unexercised) portion of that eligible option grant. You will be able to elect to exchange as few or as many of your eligible option grants as you wish.

If you hold a single eligible option grant that represents the right to purchase 100,000 shares or more, you may elect to exchange all or a portion of this type of grant. In the case of tiered option awards, even if the total number of options represented by the award (i.e. combining the options granted in each tier) is 100,000 or more, only individual tiers that represent the right to purchase 100,000 shares or more may be tendered in part.

Other than as set forth in the previous paragraph, if you attempt to exchange a portion but not all of an outstanding eligible option grant or an eligible tiered option award, we will reject your tender of that particular grant or award and no options represented by that grant or award will be exchanged. Such rejection will not affect any other eligible option grants that are properly tendered.

Q20. What if I am on an authorized leave of absence on the date of this exchange offer or on the grant date of the new option grants?

Any eligible optionholders who are on an authorized leave of absence will be able to participate in this exchange offer. If you tender your eligible option grants and you are on an authorized leave of absence on the grant date of the new option grant, you will be entitled to receive new option grants on the grant date as long as all eligibility requirements are still met.

Q21. What if my employment with LeapFrog ends before the expiration date of the exchange offer?

If you have tendered eligible option grants under this exchange offer and you cease providing services to us for any reason, or if you receive or submit a notice of termination, before the exchange offer expires, you will no longer be eligible to participate in the exchange offer, and we will not accept your eligible option grants for cancellation. In that case, generally you may exercise your existing option grants for a limited time after your termination date to the extent they are vested and in accordance with their terms.

Nothing in this exchange offer should be construed to confer upon you the right to remain an employee of LeapFrog or one of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the new option grants or thereafter.

Q22. Will I owe taxes if I exchange my eligible option grants in this exchange offer?

We believe the exchange of Eligible Options should be treated as a non-taxable exchange and no income should be recognized for U.S. federal income tax purposes upon grant of the new option grants; however the tax consequences of the exchange offer are not entirely certain. The tax consequences for participating international employees may differ from the U.S. federal income tax consequences. Please be sure to read Schedule A attached to this exchange offer document for your country of residence which discusses the tax consequences of participating in this exchange offer.

See Section 13 (“Material United States Tax Consequences”) for more information.

We advise all eligible optionholders who may consider exchanging their eligible options to meet with their own tax advisors with respect to the federal, state, local and foreign tax consequences of participating in this exchange offer.

Q23. What happens if, after the grant date of the new option grants, my new option grants end up being underwater again?

The exchange offer is a one-time opportunity and is not expected to be offered again in the future. We can provide no assurance as to the possible price of our common stock at any time in the future. We do not anticipate offering optionholders another opportunity to exchange underwater options for replacement options.

Q24. What happens to eligible option grants that I choose not to tender or that are not accepted for exchange in this exchange offer?

This exchange offer will have no effect on eligible option grants that you choose not to tender or on eligible option grants that are not accepted for exchange in this exchange offer.

Q25. If I tender eligible option grants in this exchange offer, am I giving up my rights to them?

Yes. When you tender your eligible option grants and we accept them for exchange, those eligible option grants will be cancelled and you will no longer have any rights to them.

Q26. How long do I have to decide whether to participate in this exchange offer?

This exchange offer expires at 12:00 noon, Pacific Time, on June 9, 2008. No exceptions will be made to this deadline, unless we extend it. Although we do not currently intend to do so, we may, in our sole discretion, extend the expiration date of this exchange offer at any time. If we extend this exchange offer, we will publicly announce the extension and the new expiration date no later than 6:00 a.m., Pacific Time, on the next business day after the last previously scheduled or announced expiration date.

See Section 14 (“Extension of Exchange Offer; Termination; Amendment”) for more information.

Q27. How do I tender my eligible option grants for exchange?

If you are an eligible optionholder on the date that you choose to tender your eligible option grants, you may tender your eligible option grants at any time before this exchange offer expires at 12:00 noon, Pacific Time, on June 9, 2008.

To validly tender your eligible option grants, you must deliver a properly completed and signed Election Form, a properly completed and signed Eligible Option Information Sheet, and any other documents required by the Election Form to the attention of Margaret Rozowski, LeapFrog’s Stock Plan Administrator, by hand, by interoffice mail, by facsimile to (510) 420-5004, by regular or overnight mail to LeapFrog Enterprises, Inc., 6401 Hollis Street, Emeryville, California 94608, or by email (by PDF or similar imaged document file) to stockplans@leapfrog.com.

You do not need to return your stock option agreements relating to any tendered eligible option grants, as they will be automatically cancelled if we accept your eligible option grants for exchange.

Your eligible option grants will not be considered tendered until we receive a properly completed and signed Election Form and Eligible Option Information Sheet. We must receive your properly completed and signed Election Form and Eligible Option Information Sheet before 12:00 noon, Pacific Time, on June 9, 2008. If you miss this deadline, you will not be permitted to participate in this exchange offer.

We will accept delivery of the signed Election Form and Eligible Option Information Sheet only by hand, by interoffice mail, by facsimile, by regular or overnight mail or by email (by PDF or similar imaged document file). The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form and Eligible Option Information Sheet are delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form on time.

We reserve the right to reject any or all tenders of eligible option grants that we determine are not in appropriate form or that we determine would be unlawful to accept. Subject to our rights to extend, terminate and amend this exchange offer, we expect to accept all properly tendered option grants on June 9, 2008.

See Section 3 (“Procedures for Tendering Eligible Option Grants”) for more information.

Q28. When and how can I withdraw previously tendered eligible option grants?

You may withdraw your tendered eligible option grants at any time before the exchange offer expires at 12:00 noon, Pacific Time, on June 9, 2008. If we extend the exchange offer beyond that time, you may withdraw your tendered eligible option grants at any time until the extended expiration of the exchange offer.

To withdraw tendered eligible option grants, you must deliver to us a properly completed and signed Notice of Withdrawal with the required information while you still have the right to withdraw the tendered eligible option grants. The Notice of Withdrawal may be delivered by any of the means indicated for a valid tender as indicated in Question 27 above.

If you miss this deadline but remain an eligible optionholder, any previously tendered eligible option grants will be cancelled and exchanged pursuant to this exchange offer. You may change your mind as many times as you wish, but you will be bound by the last properly submitted Election Form and Eligible Option Information Sheet or Notice of Withdrawal we receive before the expiration date and time.

The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to us. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.

Once you have withdrawn eligible option grants, you may re-tender eligible option grants only by again following the procedures described for validly tendering option grants in this exchange offer as discussed in Question 26 above.

See Section 4 (“Withdrawal Rights”) for more information.

Q29. How will I know whether you have received my Election Form and Eligible Option Information Sheet or my Notice of Withdrawal?

We will send you an email or other form of communication, as appropriate, to confirm receipt of your Election Form and Eligible Option Information Sheet or Notice of Withdrawal shortly after we receive it. However, it is your responsibility to ensure that we receive your Election Form and Eligible Option Information Sheet or Notice of Withdrawal, as applicable, prior to the expiration date of the exchange offer.

Q30. What will happen if I do not return my Election Form and Eligible Option Information Sheet by the deadline?

If we do not receive your Election Form and Eligible Option Information Sheet by the deadline, then all eligible option grants held by you will remain outstanding at their original exercise price and subject to their original terms. If you prefer not to tender any of your eligible option grants for exchange in this exchange offer, you do not need to do anything.

Q31. What if I have any questions regarding this exchange offer, or if I need additional copies of this exchange offer or any documents attached hereto or referred to herein?

You should direct questions about this exchange offer (including requests for additional or paper copies of this exchange offer and other exchange offer documents) to Margaret Rozowski, our Stock Plan Administrator, at:

LeapFrog Enterprises, Inc.

6401 Hollis Street

Emeryville, California 94608

Phone: (510) 420-5365

Facsimile: (510) 420-5004

Email: stockplans@leapfrog.com

RISK FACTORS

Participation in this exchange offer involves a number of potential risks and uncertainties, including those described below. You should consider, among other things, these risks and uncertainties before deciding whether or not to request that we exchange your eligible option grants in the manner described in this exchange offer.

Risks Related to This Exchange Offer

You will receive new options covering fewer shares than the eligible option grants that you tender for exchange under this exchange offer.

We have designed the exchange offer to make the issuance of the new option grants accounting expense neutral to LeapFrog, which means that the number of shares represented by a new option grant will be determined using an exchange ratio designed to result in the fair value, for accounting purposes, of the new option grant being equal to the fair value of the eligible option grant tendered for exchange at the time the new option is granted. As a result, you will be issued new option grants that will represent the right to purchase fewer shares than the eligible option grants tendered for exchange. The exchange ratios used to determine the actual number of shares that you will have the right to purchase under the new option grant will be based upon the closing price of our Class A common stock as reported on the NYSE for the business day prior to the expiration date of the exchange offer, as well as various valuation assumptions under the Black-Scholes pricing model, and thus you will not know the actual number of shares that you will have the right to purchase under the new option grant at the time that you tender your eligible option grants for exchange.

If the price of our Class A common stock increased after the date on which your eligible option grants were cancelled, your cancelled option grants might have been worth more than the new option grants that you received in exchange for them.

Because you will receive new options covering fewer shares than the eligible option grants surrendered, it is possible that, at some point in the future, your exchanged eligible option grants would have been economically more valuable than the new option grants issued pursuant to this exchange offer. For example, assume, for illustrative purposes only, that you exchange an eligible option grant for 20,000 shares with an exercise price of $20.00, that you receive a grant of 4,200 new options and the exercise price of the new options is $10.00 per share, and three years after the new grant date the price of our Class A common stock had increased to $30.00 per share. Under this example, if you had kept your exchanged eligible option grant and sold all 20,000 shares at $30.00 per share, you would have realized a pre-tax gain of $200,000, but if you exchanged your eligible option grant and sold the shares subject to the new option grant, you would only realize a pre-tax gain of $84,000.

If you exchange eligible option grants for new option grants and you cease providing services to us before the shares represented by the new option grants vest, you will forfeit any unvested portion of your new option grant.

If you elect to participate in this exchange offer, each new option grant issued to you will have the same vesting schedule as the tendered eligible option grant, except that the vesting schedule for any option shares that are already vested or that will vest within 12 months of the expiration of the exchange offer will be reset such that those option shares will vest upon the 12-month anniversary of the expiration date of the exchange offer so long as you continue to provide services to us during such 12-month period. Generally, if you cease to provide services to us, your new option grant will cease to vest and any unvested portion of your new option grant will be cancelled as of the date you ceased to provide services. Accordingly, if you exchange eligible option grants for new option grants and you cease providing services to us before the shares represented by the new option grants vest, you will forfeit any unvested portion of your new option grant even if the shares represented by the eligible option grant were vested at the time the eligible option grant was tendered for exchange.

Nothing in this exchange offer should be construed to confer upon you the right to remain an employee of LeapFrog or one of our subsidiaries. The terms of your employment with us remain unchanged. We cannot guarantee or provide you with any assurance that you will not be subject to involuntary termination or that you will otherwise remain in our employ until the grant date for the new option grants or thereafter.

If you are subject to foreign tax laws, even if you are a resident of the United States, there may be tax and social insurance consequences for participating in this exchange offer.

If you are subject to the tax laws of another country, even if you are a resident of the United States, you should be aware that there may be other tax and social insurance consequences that may apply to you. You should read Schedule A attached to this exchange offer document. Schedule A discusses the tax consequences of participating in this exchange offer for your country of residence. You should also be certain to consult your own tax advisors to discuss these consequences.

Risks Related to Our Business and Class A Common Stock

You should carefully review the risk factors contained in our Annual Report on Form 10-K for the year ended December 31, 2007 and our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 and also the other information provided in this exchange offer and the other materials that we have filed with the Securities and Exchange Commission, or SEC, before making a decision on whether or not to tender your eligible option grants. You may access these filings electronically at the SEC’s Internet site at http://www.sec.gov. In addition, we will provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review these reports.

THE EXCHANGE OFFER

Section 1. Eligible Option Grants; Eligible Optionholders; Expiration Date of This Exchange Offer.

Upon the terms and subject to the conditions of this exchange offer, we are making an offer to eligible optionholders to exchange some or all of their eligible option grants that are properly tendered in accordance with Section 3 (“Procedures for Tendering Eligible Option Grants”) and not validly withdrawn pursuant to Section 4 (“Withdrawal Rights”) before the expiration date of this exchange offer for new option grants with an exercise price per share equal to the higher of (a) $7.50 or (b) $0.25 above the closing price of our Class A common stock as reported on the NYSE for the business day prior to the expiration date of the exchange offer (the “Adjusted Market Price”).

“Eligible option grants” are LeapFrog stock option grants with an exercise price per share greater than the higher of $7.50 or the Adjusted Market Price. In the case of LeapFrog stock option grants that were granted with “tiered” exercise pricing, which we refer to collectively as a “tiered option award,” will be considered together as an eligible option grant if the lowest exercise price tier is greater than the higher of $7.50 or the Adjusted Market Price. By “tiered option award,” we mean a set of option grants made on the same day that included options granted with exercise prices set at premiums of approximately 33% and 66% higher than fair market value at the time of grant. The foregoing exercise price per share threshold will be proportionately adjusted to reflect any stock split, reverse stock split, stock dividend, combination or reclassification of our common stock occurring after the commencement date and before the expiration date of this exchange offer.

An “eligible optionholder” is a person who:

•

Is employed by LeapFrog or one of our subsidiaries, except for our subsidiaries located in China, or is a director who serves on the board of directors of LeapFrog, on the date this exchange offer commences; and

•

Continues to be employed by LeapFrog or one of our subsidiaries, except for our subsidiaries located in China, or continues to serve on the board of directors of LeapFrog on, and has not submitted or received a notice of termination on or before the date the new options are granted.

However, LeapFrog may exclude employees located outside of the United States if, for any reason, we believe that their participation would be inadvisable or impractical. Therefore, we reserve the right to withdraw the exchange offer in that particular jurisdiction. If we withdraw the exchange offer in a particular jurisdiction, the exchange offer will not be made to, nor will tenders be accepted from or on behalf of, optionholders in that jurisdiction.

You will not be eligible to tender eligible option grants or receive new option grants if you cease to be an eligible optionholder for any reason prior to the grant date of the new option grants, including retirement, disability or death. An employee who is on an authorized leave of absence and is otherwise an eligible optionholder on such date will be eligible to tender eligible option grants in this exchange offer. If you tender your eligible option grants and they are accepted and cancelled in this exchange offer and you are on an authorized leave of absence on the new option grant date, you will be entitled to receive new option grants on that date as long as you are otherwise eligible to participate in LeapFrog’s 2002 Equity Incentive Plan. Leave is considered “authorized” if it was approved in accordance with our policies.

Each “new option grant” will have substantially the same terms and conditions as the eligible option grants you surrendered except that:

•

Your new option grant will represent the right to purchase fewer shares than the eligible option grant tendered for exchange. The number of shares represented by your new option grant will be determined using an exchange ratio designed to result in the fair value, for accounting purposes, of the new option grant being equal to the fair value of the eligible option grant tendered for exchange at the time the new option is granted. The exchange ratios used in the exchange offer will be calculated by our independent compensation consultant using the Black-Scholes option valuation model and based upon the closing price of our Class A common stock as reported on the NYSE for the business day prior to the expiration date of the exchange offer, as well as other valuation assumptions.

•	The exercise price per share for your new option grant will be equal to the higher of $7.50 or the Adjusted Market Price.

•

Each new option grant will have the same vesting schedule as the tendered eligible option grant, except that the vesting schedule for any options that are already vested or that will vest within 12 months of the new option grant date will be reset such that those options will vest upon the 12-month anniversary of the new option grant date, so long as the eligible optionholder continues to provide services to LeapFrog during the 12-month period. Because we expect to grant the new options on the same day that the exchange offer expires, the new option grant date should be the same as the expiration date of the exchange offer. If the expiration date is extended, then the new option grant date will be similarly extended.

Each new option grant will be a nonstatutory stock option. See Section 13 (“Material United States Tax Consequences”) for more information about nonstatutory stock options.

This exchange offer is scheduled to expire at 12:00 noon, Pacific Time, on June 9, 2008, referred to as the expiration date of the exchange offer, unless and until we, in our sole discretion, extend the expiration date of the exchange offer. See Section 14 (“Extension of Exchange Offer; Termination; Amendment”) for a description of our rights to extend, terminate and amend this exchange offer.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTION GRANTS FOR EXCHANGE.

NOTHING IN THIS EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF LEAPFROG OR ONE OF OUR SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY UNTIL THE GRANT DATE FOR THE NEW OPTION GRANTS OR THEREAFTER.

IF YOU EXCHANGE ELIGIBLE OPTION GRANTS FOR NEW OPTION GRANTS AND YOU CEASE PROVIDING SERVICES TO US BEFORE THE NEW OPTION GRANTS VEST, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTION GRANT, EVEN IF THE ELIGIBLE OPTION GRANT THAT YOU SURRENDERED TO RECEIVE THE NEW OPTION GRANT WAS VESTED AT THE TIME THE ELIGIBLE OPTION GRANT WAS SURRENDERED.

Section 2. Purpose of This Exchange Offer.

We believe that an effective and competitive employee incentive program is imperative for the future growth and success of our business. We rely on highly skilled and educated technical and managerial employees to implement our strategic initiatives, develop our business and satisfy customer needs. Competition for these types of employees, particularly in the San Francisco Bay Area, is intense, and many companies use stock options as a means of attracting, motivating and retaining their best employees. At LeapFrog, stock options constitute a key part of our incentive and retention programs because our board of directors believes that equity compensation encourages employees to act like owners of the business, motivating them to work toward our success and rewarding their contributions by allowing them to benefit from increases in the value of our shares. In addition, since late 2006, we have been implementing a multi-year turnaround plan with a new business strategy that was designed to return LeapFrog to growth and profitability over the long term, but requiring near-term actions that would not necessarily result in near-term increases in our stock price or improvements in our operating results.

The members of our board of directors and our executive officers work closely as a team and are expected to be among the primary drivers of the strategic and operational initiatives begun in late 2006 to advance the creation of long-term stockholder value. As a result, the retention and motivation of our directors and executives officers are critical to LeapFrog’s long-term success. Accordingly, we have elected to allow our executive officers and members of our board of directors to participate in this exchange offer and to exchange eligible option grants for new option grants.

Many of our employees now hold stock options with exercise prices significantly higher than the current market price of our Class A common stock. For example, on May 7, 2008, the closing price of our Class A common stock on the NYSE was $7.96 per share and the weighted average exercise price of outstanding options with exercise prices greater than $7.50 was $12.76. Consequently, as of May 7, 2008, approximately 7.0 million shares of outstanding eligible stock options were “underwater,” meaning that the exercise price of the outstanding stock option was less than the closing market price for our stock on May 7, 2008. Although we continue to believe that stock options are an important component of our employees’ total compensation, many of our employees view their existing options as having little or no value due to the difference between the exercise prices and the current market price of our Class A common stock. As a result, for many employees, these options are ineffective at providing the incentives and retention value that our board believes are necessary to motivate our management and our employees to complete and deliver the important strategic and operational initiatives that we began implementing in late 2006 to increase long-term stockholder value. In addition to providing key incentives to our employees, this exchange offer is also designed to benefit our stockholders by reducing the overhang from outstanding stock options and by providing us better retention tools for our key contributors due to the extended vesting terms for certain of the new options. For example, assuming, for purposes of illustration, full participation in this exchange offer, a hypothetical market price of $8.00 per share, an exercise price of the new option grants of $8.25 per share and exchange ratios that result in the fair value, for accounting purposes, of the new option grants being equal to the fair value of the eligible option grants surrendered based on valuation assumptions made as of the day the new options are granted, we would benefit from a reduction in our overhang of outstanding stock options of approximately 2.1 million shares. The actual reduction in the overhang of our outstanding stock options that could result from this exchange offer could vary significantly and is dependent upon a number of factors, including the actual level of participation in the exchange offer.

WE DO NOT MAKE ANY RECOMMENDATION AS TO WHETHER YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS, NOR HAVE WE AUTHORIZED ANY PERSON TO MAKE ANY SUCH RECOMMENDATION. YOU SHOULD EVALUATE CAREFULLY ALL OF THE INFORMATION IN THIS EXCHANGE OFFER AND CONSULT YOUR OWN FINANCIAL AND TAX ADVISORS. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTION GRANTS FOR EXCHANGE.

Section 3. Procedures For Tendering Eligible Option Grants.

If you are an eligible optionholder, you may tender your eligible option grants at any time before the expiration date of the exchange offer. The expiration date of the exchange offer is currently scheduled for 12:00 noon, Pacific Time, on June 9, 2008. If we extend this exchange offer beyond that time, you may tender your eligible option grants at any time until the extended expiration date of the exchange offer.

If you elect to tender an eligible option grant in exchange for a new option grant, you must exchange the entire eligible option grant, except that, if the eligible option grant you hold represents the right to purchase 100,000 shares or more of our Class A common stock, you may elect to exchange all or a portion of these large grants. If you choose to tender an eligible tiered option award, you must tender the entire award covering all of the tiers (i.e. you cannot tender just the shares with the premium exercise prices) even if the combined total of the shares in the three tiers represents the right to purchase 100,000 or more shares of our Class A common stock. However, if the lowest tier represents the right to purchase 100,000 or more shares of our Class A common stock, you may elect to exchange all or a portion of the options granted in that particular tier, and the related premium-priced tiers will be exchanged in the same proportions. For example, if you have a tiered option award constituting 200,000 options to purchase shares at $10.00, 100,000 options to purchase shares at $13.33 and 100,000 options to purchase shares at $16.67 and you elected to exchange only 60% of your $10.00 option tier, then you would also be exchanging 60% of your $13.33 and 60% of your $16.67 option tiers. Premium-priced tiers may not be exchanged independent of the lowest tier, regardless of the amount of options represented by the premium-priced tiers.

You will be able to elect to exchange as few or as many of your eligible option grants as you wish. If you tender one eligible option grant in this exchange offer, you do not need to tender any other eligible option grants you may hold. Other than the “large grant” exception described in the preceding paragraph, if you attempt to exchange a portion but not all of an outstanding eligible option grant, we will reject your tender of that particular grant. Such rejection will not affect any other eligible option grants that are properly tendered.

Proper Tender of Eligible Option Grants. To validly tender your eligible option grants pursuant to this exchange offer you must remain an eligible optionholder and must not have received nor given a notice of termination prior to the expiration date of the exchange offer.

If you wish to tender any or all of your eligible option grants for exchange, you must properly complete and sign the accompanying Election Form and Eligible Option Information Sheet and deliver the properly completed and signed documents to us so that we receive them before 12:00 noon, Pacific Time, on June 9, 2008 (or such later date as may apply if this exchange offer is extended), by one of the following means:

By Mail or Courier

LeapFrog Enterprises, Inc.

6401 Hollis Street

Emeryville, California 94608

Attention: Margaret Rozowski, Stock Plan Administrator

Phone: (510) 420-5365

By Facsimile

LeapFrog Enterprises, Inc.

Attention: Margaret Rozowski, Stock Plan Administrator

Facsimile: (510) 420-5004

By Hand or Interoffice Mail

Attention: Margaret Rozowski, Stock Plan Administrator

By Email (By PDF or similar imaged document file)

stockplans@leapfrog.com

Except as described in the following sentence, the Election Form must be signed by the eligible optionholder who tendered the eligible option grant exactly as the eligible optionholder’s name appears on the stock option agreement relating to the eligible option grant. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Election Form. You do not need to return your stock option agreements relating to any tendered eligible option grants, as they will be automatically cancelled if we accept your eligible option grants for exchange.

Your eligible option grants will not be considered tendered until we receive the properly completed and signed Election Form and Eligible Option Information Sheet. We must receive your properly completed and signed Election Form and

Eligible Option Information Sheet before 12:00 noon, Pacific Time, on June 9, 2008. If you miss this deadline or submit an Election Form or Eligible Option Information Sheet that is not properly completed as of the deadline, you will not be permitted to participate in this exchange offer. We will accept delivery of the signed Election Form only by hand, by interoffice mail, by facsimile, by regular or overnight mail or by email (by PDF or similar imaged document file). The method of delivery is at your own option and risk. You are responsible for making sure that the Election Form and Eligible Option Information Sheet are delivered to the person indicated above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Election Form and Eligible Option Information Sheet before 12:00 noon, Pacific Time, on June 9, 2008.

Determination of Validity; Rejection of Eligible Option Grants; Waiver of Defects; No Obligation to Give Notice of Defects. We will determine the number of shares subject to eligible option grants and all questions as to form of documents and the validity, form, eligibility, time of receipt and acceptance of any tender of eligible option grants. Neither LeapFrog nor any other person is obligated to give notice of any defects or irregularities in tenders. No tender of eligible option grants will be deemed to have been properly made until all defects or irregularities have been cured by the tendering eligible optionholder or waived by us. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determination of these matters will be final and binding on all parties. This is a one-time offer, and we will strictly enforce this offer period, subject only to any extension of the expiration date of the exchange offer that we may grant in our sole discretion. Subject to Rule 13e-4 under the Securities Exchange Act of 1934, as amended, which we refer to as the Exchange Act, we also reserve the right to waive any of the conditions of this exchange offer or any defect or irregularity in any tender with respect to any particular eligible option grants or any particular eligible optionholder, provided that we cannot waive the condition that our stockholders must approve this exchange offer at our Annual Meeting of Stockholders scheduled for June 5, 2008 in order for us to complete this exchange offer.

Our Acceptance Constitutes an Agreement. Your tender of eligible option grants pursuant to the procedures described above constitutes your acceptance of the terms and conditions of this exchange offer and will be controlling, absolute and final, subject to your withdrawal rights under Section 4 (“Withdrawal Rights”) and our acceptance of your tendered eligible option grants in accordance with Section 5 (“Acceptance of Eligible Option Grants for Exchange; Issuance of New Option Grants”). Our acceptance for exchange of eligible option grants tendered by you pursuant to this exchange offer will constitute a binding agreement between LeapFrog and you upon the terms and subject to the conditions of this exchange offer.

Subject to our rights to terminate and amend this exchange offer in accordance with Section 6 (“Conditions of This Exchange Offer”), we expect to accept and cancel on the day the exchange offer expires all properly tendered eligible option grants that have not been validly withdrawn, and we also expect to grant the new options on the same day. You will be required to enter into a stock option agreement governing the terms of each new stock option grant issued to you, which we will distribute promptly following the expiration date of the exchange offer. If the expiration date of the exchange offer is extended, then the cancellation date and the new option grant date would be similarly extended.

Section 4. Withdrawal Rights.

If you elect to accept this exchange offer as to some or all of your eligible option grants and later change your mind, you may withdraw your tendered option grants, and reject this exchange offer, by following the procedure described in this Section 4. Please note that (except for the large grant exception described in Section 3), just as you may not tender only part of an eligible option grant, you may also not withdraw your election with respect to only a portion of an eligible option grant. If you elect to withdraw a previously tendered option grant, you must reject this exchange offer with respect to the entire eligible option grant, but need not reject any other eligible option grants.

You may withdraw your tendered option grants at any time before 12:00 noon, Pacific Time, on June 9, 2008. If we extend this exchange offer beyond that time, you may withdraw your tendered option grants at any time until the extended expiration of this exchange offer. We intend to accept properly tendered eligible option grants on the day the exchange offer expires, which is scheduled to be June 9, 2008.

To validly withdraw tendered eligible option grants, you must deliver to us (using one of the same delivery methods described in Section 3) a properly completed and signed Notice of Withdrawal while you still have the right to withdraw the tendered option grants. Your tendered eligible option grants will not be considered withdrawn until we receive your properly completed and signed Notice of Withdrawal. If you miss the deadline but remain an eligible optionholder of LeapFrog or one of our subsidiaries, any previously tendered eligible option grants will be cancelled and exchanged pursuant to this exchange offer. The method of delivery is at your own option and risk. You are responsible for making sure that the Notice of Withdrawal is delivered to the person indicated in Section 3 above. You must allow for delivery time based on the method of delivery that you choose to ensure that we receive your Notice of Withdrawal on time.

The Notice of Withdrawal must specify the eligible option grants to be withdrawn. Except as described in the following sentence, the Notice of Withdrawal must be signed by the eligible optionholder who tendered the eligible option grants to be withdrawn exactly as such eligible optionholder’s name appears on the Election Form previously submitted. If the signature is by an attorney-in-fact or another person acting in a fiduciary or representative capacity, the signer’s full title and proper evidence of the authority of such person to act in such capacity must be identified on the Notice of Withdrawal. We have filed a form of the Notice of Withdrawal as an exhibit to the Tender Offer Statement on Schedule TO that we filed on May 9, 2008, which we refer to as the Schedule TO, with the SEC. We will deliver a copy of the Notice of Withdrawal to all option holders that validly elect to participate in this exchange offer.

You may not rescind any withdrawal, and any eligible option grants you withdraw will thereafter be deemed not properly tendered for purposes of this exchange offer, unless you properly re-tender those eligible option grants before the expiration date of the exchange offer by following the procedures described in Section 3 of this exchange offer.

Neither we nor any other person is obligated to give notice of any defects or irregularities in any Notice of Withdrawal, nor will anyone incur any liability for failing to give notice of any defects or irregularities. We will determine all questions as to the form and validity, including time of receipt, of Notices of Withdrawal. Subject to any order or decision by a court or arbitrator of competent jurisdiction, our determinations of these matters will be final and binding.

Section 5. Acceptance of Eligible Option Grants For Exchange; Issuance of New Option Grants.

Upon the terms and subject to the conditions of this exchange offer, we expect to accept for exchange all eligible option grants properly tendered and not validly withdrawn on the expiration date of the exchange offer, which is currently scheduled to expire at 12:00 noon, Pacific Time, on June 9, 2008. Once we have accepted eligible option grants tendered by you, the eligible option grants you tendered will be cancelled and you will no longer have any rights under the tendered eligible option grants. We expect to issue the new option grants on the expiration date of the exchange offer. We will issue stock option agreements for the new option grants promptly after we issue the new option grants. If this exchange offer is extended, then the new option grant date will be similarly extended.

Promptly after we cancel eligible option grants tendered for exchange, we will send each tendering eligible option holder a “confirmation letter” indicating the eligible option grants that we have accepted for exchange, the date of acceptance and new option grants, and the number of shares underlying such new option grants that were issued to each tendering option holder. We filed a form of this letter with the SEC as an exhibit to the Schedule TO.

If you have tendered eligible option grants under this exchange offer and your employment terminates for any reason, or if you receive or submit a notice of termination, before the exchange offer expires, you will no longer be eligible to participate in the exchange offer, and we will not accept your eligible option grants for cancellation. In that case, generally you may exercise your existing options for a limited time after your termination date to the extent they are vested and in accordance with their terms.

Section 6. Conditions of This Exchange Offer.

Notwithstanding any other provision of this exchange offer, we will not be required to accept any eligible option grants tendered for exchange, and we may terminate or amend this exchange offer, in each case subject to Rule 13e-4(f)(5) under the Exchange Act, if at any time on or after the date hereof and prior to the expiration date of the exchange offer, any of the following events has occurred, or has been determined by us, in our reasonable judgment, to have occurred:

(a)	the proposal to conduct this option exchange program is not approved by our stockholders at our Annual Meeting of Stockholders scheduled for June 5, 2008;

(b)	there shall have been threatened or instituted any action or proceeding by any government or governmental, regulatory or administrative agency, authority or tribunal or other person, domestic or foreign, before any court, authority, agency or tribunal that directly or indirectly challenges the making of the exchange offer, the cancellation of some or all of the eligible option grants tendered for exchange, the issuance of new option grants or otherwise relates in any manner to the exchange offer or that, in our reasonable judgment, could materially affect our business, condition (financial or other), assets, income, operations, prospects or stock ownership;

(c)	there shall have been threatened, instituted or taken, any action, or any approval, exemption or consent shall have been withheld, or any statute, rule, regulation, judgment, order or injunction shall have been proposed, sought, promulgated, enacted, entered, amended, interpreted, enforced or deemed to be applicable to the exchange offer or us, by or from any court or any regulatory or administrative authority, agency or tribunal that, in our reasonable judgment, would directly or indirectly:

(i)	make it illegal for us to accept some or all of the tendered eligible option grants for exchange, or to issue some or all of the new option grants, or otherwise restrict or prohibit consummation of this exchange offer or otherwise relate in any manner to this exchange offer;

(ii)	delay or restrict our ability, or render us unable, to accept the tendered eligible option grants for exchange or to grant new option grants for some or all of the tendered eligible option grants; or

(iii)	impair the contemplated benefits of the exchange offer to us;

(d)	any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or automated quotation system or in the over-the-counter market;

(e)	the declaration of a banking moratorium or any suspension of payments in respect of banks in the United States;

(f)	the commencement or escalation of a war or other national or international calamity directly or indirectly involving the United States, which could reasonably be expected to affect materially or adversely, or to delay materially, the completion of the exchange offer;

(g)	a tender or exchange offer (other than this exchange offer) with respect to some or all of our capital stock, or a merger or acquisition proposal for us, shall have been proposed, announced or publicly disclosed or we shall have learned that:

(i)	any person, entity or “group” within the meaning of Section 13(d)(3) of the Exchange Act has acquired more than 5% of our outstanding common stock, other than a person, entity or group which had publicly disclosed such ownership with the SEC prior to the date of commencement of the offer,

(ii)	any such person, entity or group which had publicly disclosed such ownership prior to such date has acquired additional common stock constituting more than 1% of our outstanding shares, or

(iii)	any new group has been formed that beneficially owns more than 5% of our outstanding common stock that in our judgment in any such case, and regardless of the circumstances, makes it inadvisable to proceed with the offer or with such acceptance for exchange of eligible options;

(h)	any change, development, clarification or position taken in generally accepted accounting principles that could or would require us to record for financial reporting purposes compensation expense against our earnings in connection with the offer, other than as contemplated as of the commencement date of this offer (as described in Section 11 of this exchange offer);

(i)	a material loss or interference with our business or properties from fire, explosion, earthquake, flood or other casualty, whether or not covered by insurance, or from any labor dispute;

(j)	a substantial decline or increase in our stock price or significant volatility in the market price of our stock resulting from any number of factors, including fluctuations in our operating results, announcements of technological innovations or new products, the announcement, commencement, developments in proprietary rights, or general market conditions;

(k)	any of the situations described above existed at the time of commencement of the offer and that situation, in our reasonable judgment, deteriorates materially after commencement of the exchange offer; or

(l)	any other change or changes occur in our business, condition (financial or other), assets, income, operations, prospects or stock ownership that, in our reasonable judgment, is or may be material to us.

The conditions to this exchange offer are for our benefit. We may assert them prior to the expiration date of the exchange offer regardless of the circumstances giving rise to them (other than circumstances caused by our action or inaction). In particular, if the proposal regarding this option exchange program is not approved by our stockholders, we will terminate this exchange offer and we will not be able to accept any of the eligible option grants that may have been tendered. We may waive the conditions, in whole or in part, at any time and from time to time prior to the expiration date of the exchange offer, whether or not we waive any other condition to this exchange offer. Subject to any order or decision by a court or arbitrator of competent jurisdiction, any determination we make concerning the events described in this Section 6 will be final and binding upon all persons.

Section 7. Price Range of Our Class A Common Stock.

The eligible option grants give eligible optionholders the right to acquire shares of our Class A common stock. None of the eligible option grants are traded on any trading market. Our Class A common stock is listed on the New York Stock Exchange or “NYSE” under the symbol “LF.”

The following table sets forth on a per share basis the high and low sales prices for our Class A common stock on the NYSE, as applicable, during the periods indicated.

Year Ended December 31, 2008	High	Low
First quarter	$7.75	$4.97

Year Ended December 31, 2007	High	Low
First quarter	$11.56	$9.15
Second quarter	$11.48	$9.90
Third quarter	$10.82	$6.80
Fourth quarter	$9.33	$5.80

Year Ended December 31, 2006
First quarter	$12.72	$10.48
Second quarter	$10.81	$9.35
Third quarter	$10.75	$6.71
Fourth quarter	$9.91	$7.58

As of May 6, 2008, the number of stockholders of record of our common stock was 2,543 and the number of outstanding shares of our Class A common stock was 35,990,441. Because brokers and other institutions on behalf of stockholders hold many of our shares, we are unable to estimate the total number of beneficial stockholders represented by these record holders. On May 7, 2008, the closing price for our common stock as reported on the NYSE was $7.96 per share. We recommend that you obtain current market quotations for our common stock, among other factors, before deciding whether or not to tender your eligible option grants.

Section 8. Source and Amount of Consideration; Terms of New Option Grants.

Consideration. For the eligible option grants that were issued under our 2002 Equity Incentive Plan and 2002 Non-Employee Directors’ Stock Award Plan, subject to the terms of this exchange offer, the new option grants issued in exchange for such eligible option grants will be issued under our 2002 Equity Incentive Plan. As of May 6, 2008, there were outstanding eligible option grants, held by 173 optionholders, to purchase an aggregate of 7,003,400 shares of our Class A common stock with a weighted average exercise price of $12.76 per share, all of which, except as set forth below, were issued under either our 2002 Equity Incentive Plan or our 2002 Non-Employee Directors’ Stock Award Plan.

Under this exchange offer, our Chief Executive Officer (CEO) will also be offered the opportunity to exchange his eligible option grants. Our CEO’s eligible option grants include options to purchase 2.65 million shares of Class A common stock granted to him upon his joining LeapFrog as President and CEO. Of these new hire grants, options to purchase 2.0 million shares were granted to him under our 2002 Equity Incentive Plan, and the remaining options to purchase 650,000 shares were granted to him as two special inducement grants awarded to him outside of any formal plan, in compliance with NYSE listing rules (the “Inducement Grants”). Any new option grants issued to our CEO in exchange for his Inducement Grants will likewise be issued outside of a formal equity plan but will have terms similar to the terms of nonstatutory option grants issued under our 2002 Equity Incentive Plan.

The maximum number of shares subject to new option grants that may be issued under this exchange offer depends upon the NYSE closing price on the business day prior to the expiration date of the exchange offer. Based on analysis completed by our independent compensation consultant, assuming all eligible option grants were tendered in the exchange offer, a maximum number of approximately 6.0 million shares would be granted.

Terms of New Option Grants. Each new option grant will have substantially the same terms and conditions as the eligible option grants you surrendered, except that:

•

Your new option grant will represent the right to purchase fewer shares than the eligible option grant tendered for exchange. The number of shares represented by your new option grant will be determined using an exchange ratio designed to result in the fair value, for accounting purposes, of the new option grant at the time the new option is granted being equal to the fair value of the eligible option grant tendered for exchange at the time immediately prior to the eligible option grant being cancelled. The exchange ratios used in the exchange offer will be calculated by our independent compensation consultant using the Black-Scholes option valuation model and based upon the closing price of our Class A common stock as reported on the NYSE for the business day prior to the expiration date of the exchange offer, as well as other valuation assumptions.

•	The exercise price per share for your new option grant will be equal to the higher of $7.50 or the Adjusted Market Price.

•

Each new option grant will have the same vesting schedule as the tendered eligible option grant, except that the vesting schedule for any options that are already vested or that will vest within 12 months of the new option grant date will be reset such that those options will vest upon the 12-month anniversary of the new option grant date, so long as the eligible optionholder continues to provide services to LeapFrog during the 12-month period. Because we expect to grant the new options on the same day that the exchange offer expires, the new option grant date should be the same as the expiration date of the exchange offer. If the expiration date is extended, then the new option grant date will be similarly extended.

The terms and conditions of your eligible option grants are set forth in the option agreements and the option plans under which they were granted.

NOTHING IN THIS EXCHANGE OFFER SHOULD BE CONSTRUED TO CONFER UPON YOU THE RIGHT TO REMAIN AN EMPLOYEE OF LEAPFROG OR ONE OF OUR SUBSIDIARIES. THE TERMS OF YOUR EMPLOYMENT WITH US REMAIN UNCHANGED. WE CANNOT GUARANTEE OR PROVIDE YOU WITH ANY ASSURANCE THAT YOU WILL NOT BE SUBJECT TO INVOLUNTARY TERMINATION OR THAT YOU WILL OTHERWISE REMAIN IN OUR EMPLOY UNTIL THE GRANT DATE FOR THE NEW OPTION GRANTS OR THEREAFTER.

IF YOU EXCHANGE ELIGIBLE OPTION GRANTS FOR NEW OPTION GRANTS AND YOU CEASE PROVIDING SERVICES TO US BEFORE THE NEW OPTION GRANTS VEST, YOU WILL FORFEIT ANY UNVESTED PORTION OF YOUR NEW OPTION GRANT.

Section 9. Information Concerning Us; Financial Information.

Information Concerning Us. LeapFrog designs, develops and markets innovative, technology-based learning products and related proprietary content for the education of infant through grade school children at home and in schools around the world. Our goal is to create educational products that kids love, parents trust and teachers value. We have developed a number of learning platforms that come to life with a broad library of software titles, covering important subjects including phonics, reading, writing and math for grade school children. In addition, we have created a broad line of “stand-alone” learning toys that do not require the separate purchase of software and are generally targeted at young children—from infants to grade school age children. Our products are sold through retailers, distributors, directly to consumers at our web store and directly to schools. LeapFrog’s products are available in six languages at major retailers globally. We organize, operate and assess our business in three primary operating segments: U.S. Consumer, International and School.

Our business was formed in 1995 and LeapFrog Enterprises, Inc. was incorporated in 1995 in the State of Delaware. Our principal executive offices are located at 6401 Hollis Street, Emeryville, California 94608, and our telephone number is (510) 420-5000.

Financial Information. We have presented below our selected consolidated financial data. The following selected consolidated financial data should be read in conjunction with the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and the consolidated financial statements and the notes thereto included in our Annual Report on Form 10-K for the year ended December 31, 2007 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, both of which are incorporated herein by reference. The selected consolidated statements of operations data for the fiscal years ended December 31, 2007 and 2006 and the selected consolidated balance sheet data as of December 31, 2007 and 2006 are derived from our audited consolidated financial statements that are included in our Annual Report on Form 10-K for the year ended December 31, 2007. The selected consolidated statements of operations data for the three months ended March 31, 2008 and 2007 and the selected consolidated balance sheet data as of March 31, 2008 are derived from our unaudited condensed consolidated financial statements included in our Quarterly Report on Form 10-Q for the three months ended March 31, 2008. Our interim results are not necessarily indicative of results for the full fiscal year and our historical results are not necessarily indicative of the results to be expected in any future period.

	Year Ended		Three Months Ended
	December 31, 2007	December 31, 2006	March 31, 2008	March 31, 2007
			(unaudited)
	(in thousands, except per share data)
Consolidated Statements of Operations Data:
Net sales	$442,271	$502,255	$58,274	$60,924
Gross profit	173,306	147,034	21,131	24,703
Loss from operations	(101,170)	(124,663)	(28,623)	(30,195)
Net loss	$(101,315)	$(145,092)	$(27,436)	$(30,428)
Net loss per common share:
Basic	$(1.60)	$(2.31)	$(0.43)	$(0.48)
Diluted	$(1.60)	$(2.31)	$(0.43)	$(0.48)
Shares used in calculating net loss per share (1):
Basic	63,361	62,817	63,491	63,137
Diluted	63,361	62,817	63,491	63,137

(1)	Weighted average shares outstanding of Class A and Class B common stock

	As of		As of
	December 31, 2007	December 31, 2006	March 31, 2008	March 31, 2007
			(unaudited)
	(in thousands)
Consolidated Balance Sheet Data:
Cash, cash equivalents	$93,460	$67,314	105,836	81,368
Short-term investments	—	80,784	—	114,126
Working capital (2)	192,168	289,984	166,014	264,832
Total assets	380,153	450,441	308,117	409,617
Long-term obligations – capital lease	—	4	—	—
Total stockholders’ equity	$243,473	$333,962	$219,135	$306,871

(2)	Current assets less current liabilities.

Ratio of Earnings to Fixed Charges. We had net losses for the years ended December 31, 2007 and December 31, 2006, and for the three months ended March 31, 2008 and March 31, 2007; therefore, the calculation of our ratio of earnings to fixed charges for such periods is not applicable.

Book Value per Share. Our book value per share as of our most recent balance sheet dated March 31, 2008 was $3.45.

Additional Information. For more information about us, please refer to our Annual Report on Form 10-K for the year ended December 31, 2007, our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008 and our other filings made with the SEC. We recommend that you review the materials that we have filed with the SEC before making a decision on whether or not to tender your eligible option grants. We will also provide without charge to you, upon your written or oral request, a copy of any or all of the documents to which we have referred you. See Section 16 (“Additional Information”) for more information regarding reports we file with the SEC and how to obtain copies of or otherwise review such reports.

Section 10. Interests of Directors and Executive Officers; Transactions and Arrangements Concerning Our Securities.

As of May 6, 2008, our executive officers and directors (18 persons) as a group held outstanding option grants to purchase an aggregate of 5,618,207 shares of our Class A common stock with a weighted average exercise price of $12.26. Assuming that the NYSE closing market price on the business day prior to the expiration date of the exchange offer is $8.00 and the exercise price of the new options is $8.25, our executive officers and directors as a group would hold eligible option grants to purchase an aggregate of 5,099,107 shares of our Class A common stock with a weighted average exercise price of $12.85 per share. Applying the same assumptions set forth in the preceding sentence, eligible option grants held by all eligible optionholders to purchase an aggregate of approximately 7.0 million shares of our common stock with a weighted average exercise price of $12.76 per share would be outstanding upon the scheduled expiration date of the exchange offer.

The following table sets forth certain information as of May 6, 2008 regarding the eligible option grants held by each of our executive officers and directors and for purposes of illustration only, that the NYSE closing market price on the business day prior to the expiration date of the exchange offer is $8.00 and the exercise price of the new options is $8.25. Except as otherwise indicated, the address of each of the persons set forth below is c/o LeapFrog Enterprises, Inc., 6401 Hollis Street, Emeryville, California 94608.

Name of Director or Executive Officer	Title	Maximum Number of Eligible Options		Weighted Average Exercise Price Per Share of Eligible Options	Percent of All Eligible Options That Can Be Exchanged in the Exchange Offer
Steven B. Fink	Director and Chairman	135,000		$14.22	1.9%
Jeffrey G. Katz	Director and Chief Executive Officer	2,681,250	(1)	$12.57	38.3%
Thomas J. Kalinske	Director and Vice Chairman	494,723		$15.91	7.1%
Stanley E. Maron	Director	95,000		$14.78	1.4%
E. Stanton McKee, Jr.	Director	80,000		$19.26	1.1%
David C. Nagel	Director	57,500		$12.14	1.0%
Ralph R. Smith	Director	63,750		$10.79	1.0%
Caden Wang	Director	63,750		$10.79	1.0%

Name of Director or Executive Officer	Title	Maximum Number of Eligible Options	Weighted Average Exercise Price Per Share of Eligible Options	Percent of All Eligible Options That Can Be Exchanged in the Exchange Offer
William B. Chiasson	Chief Financial Officer	382,000	$12.39	5.5%
Nancy G. MacIntyre	Executive Vice President, Product, Innovation and Marketing	100,000	$12.96	1.4%
Martin A. Pidel	Executive Vice President, International	75,000	$11.65	1.1%
Michael J. Dodd	Senior Vice President, Supply Chain and Operations	190,000	$11.41	2.7%
Michael J. Lorion	President, LeapFrog School	103,500	$11.75	1.5%
William K. Campbell	Senior Vice President, U.S. Consumer Sales	172,734	$12.88	2.5%
Robert L. Moon	Senior Vice President, Chief Information Officer	165,000	$11.52	2.4%
Hilda S. West	Senior Vice President, Human Resources	75,000	$9.33	1.1%
Peter M. O. Wong	Senior Vice President, General Counsel and Corporate Secretary	164,900	$11.49	2.4%
Mark A. Etnyre	Vice President, Corporate Controller and Principal Accounting Officer	0	$0	0%

(1)	Of the total number of shares underlying eligible options held by Mr. Katz, 2,000,000 shares were issued under our 2002 Equity Incentive Plan, 31,250 shares were issued under our 2002 Non-Employee Directors’ Stock Award Plan and 650,000 shares were issued pursuant to the Inducement Grants awarded to Mr. Katz upon his joining LeapFrog as President and CEO and were not issued under either our 2002 Equity Incentive Plan or our 2002 Non-Employee Directors’ Stock Award Plan (collectively, the “Plans”). Any new options issued under this exchange offer to Mr. Katz in exchange for the Inducement Grants will not be issued under the Plans and will be issued to Mr. Katz only if our stockholders approve the proposal related to this exchange offer being presented at our Annual Meeting of Stockholders scheduled for June 5, 2008.

Mollusk Holdings, LLC, which is controlled by Cephalopod Corporation and Lawrence Investments, LLC, owns approximately 53.1% of the combined voting power of all classes of LeapFrog’s shares. Lawrence J. Ellison shares voting and investment power for Cephalopod Corporation and Lawrence Investments, LLC. The address for Mollusk Holdings, LLC, is c/o Philip B. Simon, 101 Ygnacio Valley Road, Suite 310, Walnut Creek, CA 94596. None of these persons or entities holds any option grants. Neither we, nor, to the best of our knowledge, any of our executive officers or directors, nor any affiliates of ours, were engaged in transactions involving eligible option grants during the 60 days before the commencement of this exchange offer.

Except as otherwise described in this exchange offer or in our filings with the SEC, including our Annual Report on Form 10-K for the fiscal year ended December 31, 2007, and other than outstanding stock options and other stock awards granted from time to time to our executive officers and directors under our equity incentive plans and our Fourth Amended and Restated Stockholders Agreement, to which Mollusk Holdings, LLC, is a party and which relates to registration rights held by certain of our stockholders, neither we nor, to our knowledge, any of our executive officers or directors, is a party to any agreement, arrangement or understanding with respect to any of our securities, including but not limited to, any agreement, arrangement or understanding concerning the transfer or the voting of any of our securities, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies, consents or authorizations.

Section 11. Status of Eligible Option Grants Acquired by Us in This Exchange Offer; Accounting Consequences of This Exchange Offer.

Eligible option grants that we accept for exchange and acquire pursuant to this exchange offer will be cancelled as of the expiration date of the exchange offer and the shares of common stock underlying such grants will be allocated to the new option grants to be issued in exchange for such eligible option grants. Consistent with the terms of the Plans, the pool of shares available for the grant of future awards under our Plans will be increased by that number of shares equal to the difference between (a) the number of shares subject to tendered eligible option grants issued under the Plans and (b) the number of shares subject to the new option grants issued under the Plans. Shares subject to the Inducement Grants will not be returned to the pool of shares.

We have adopted the provisions of Financial Accounting Standards Board Statement of Financial Accounting Standards No. 123 (Revised), or SFAS 123(R), regarding accounting for share-based payments. Under SFAS 123(R), we will recognize the incremental compensation cost of the stock options granted in the exchange offer. The incremental compensation cost will be measured as the excess, if any, of the fair value of the new option grants to employees in exchange for surrendered eligible option grants, over the fair value of the eligible option grants surrendered in exchange for the new option grants. The fair value of new option grants will be measured as of the date they are granted and the fair value of the eligible option grants surrendered will be measured immediately prior to the cancellation. This incremental compensation cost will be recognized in compensation expense ratably over the vesting period of the new option grants. However, because the exchange ratios will be calculated to result in the fair value of eligible option grants surrendered being equal to the fair value of the new option grants replacing them, we do not expect to recognize any significant incremental compensation expense for financial reporting purposes as a result of this exchange offer. As would be the case with eligible option grants, in the event that any of the new option grants are forfeited prior to their vesting due to termination of service, the compensation cost for the forfeited new option grants will not be recorded.

Since these factors cannot be predicted with any certainty at this time and will not be known until the expiration of the exchange offer, we cannot predict the exact amount of the charge that would result from this exchange offer.

Section 12. Legal Matters; Regulatory Approvals.

We are not aware of any material pending or threatened legal actions or proceedings relating to the exchange offer. We are not aware of any margin requirements or anti-trust laws applicable to this exchange offer. We are not aware of any license or regulatory permit that appears to be material to our business that might be adversely affected by our exchange of eligible option grants and issuance of new option grants as contemplated by this exchange offer, or of any approval or other action by any government or governmental, administrative or regulatory authority or agency, domestic or foreign, that would be required for the acquisition or ownership of our new option grants as contemplated herein. Should any such approval or other action be required, we presently contemplate that we will use commercially reasonable efforts to seek such approval or take such other action. We cannot assure you that any such approval or other action, if needed, would be obtained or would be obtained without substantial conditions or that the failure to obtain any such approval or other action might not result in adverse consequences to our business. Our obligation under this exchange offer to accept tendered eligible option grants for exchange and to issue new option grants for tendered eligible option grants would be subject to obtaining any such governmental approval.

Section 13. Material United States Tax Consequences.

CIRCULAR 230 DISCLAIMER. THE FOLLOWING DISCLAIMER IS PROVIDED IN ACCORDANCE WITH THE INTERNAL REVENUE SERVICE’S CIRCULAR 230 (21 C.F.R. PART 10). THIS ADVICE IS NOT INTENDED OR WRITTEN TO BE USED, AND IT CANNOT BE USED BY YOU FOR THE PURPOSE OF AVOIDING ANY PENALTIES THAT MAY BE IMPOSED ON YOU. YOU SHOULD SEEK ADVICE BASED ON YOUR PARTICULAR CIRCUMSTANCES FROM AN INDEPENDENT TAX ADVISOR.

Material United States Tax Consequences. The following is a summary of the anticipated material U.S. federal income tax consequences of participating in the exchange offer. The tax consequences of the exchange offer are not entirely certain, however, and the Internal Revenue Service is not precluded from adopting a contrary position, and the law and regulations themselves are subject to change. We believe the exchange of eligible option grants for new option grants pursuant to the exchange offer should be treated as a non-taxable exchange, and no income should be recognized for U.S. federal income tax purposes by us or the eligible optionholders upon the issuance of the new option grants. As all new option grants issued under the exchange offer will be nonstatutory stock options, including the new option grants issued to our CEO in exchange for the Inducement Grants, upon exercise of the new option grants, the eligible optionholders will recognize ordinary income equal to the excess, if any, of the fair market value of the purchased shares on the exercise date over the exercise price paid for those shares. Upon disposition of the stock, the eligible optionholders will recognize a capital gain or loss (which will be long- or short-term depending upon whether the stock was held for more than one year) equal to the difference between the selling price and the sum of the amount paid for the stock plus any amount recognized as ordinary income upon acquisition (or vesting) of the stock. The holding period for the shares acquired through exercise of an option will begin on the day after the date of exercise.

Our grant of a stock option will have no tax consequences to us. However, subject to Code Section 162(m) and certain reporting requirements, we generally will be entitled to a business expense deduction upon the exercise of a stock option in an amount equal to the amount of ordinary compensation income attributable to an eligible optionholder upon exercise. We have also attempted to comply with Code Section 409A by exchanging new options that are granted at or above fair market value.

We will withhold all required local, state, federal, foreign and other taxes and any other amount required to be withheld by any governmental authority or law with respect to ordinary compensation income recognized with respect to the exercise of a nonstatutory stock option by an eligible optionholder who has been employed by us. We will require any such eligible optionholder to make arrangements to satisfy this withholding obligation prior to the delivery or transfer of any shares of our common stock.

The tax consequences for participating non-U.S. employees may differ from the U.S. federal income tax consequences summarized above. Schedule A attached to this exchange offer document contains very brief discussions of the tax consequences applicable in the foreign countries in which the non-U.S. eligible optionholders reside.

WE ADVISE ALL ELIGIBLE OPTIONHOLDERS WHO MAY CONSIDER EXCHANGING THEIR ELIGIBLE OPTION GRANTS TO MEET WITH THEIR OWN TAX ADVISORS WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF PARTICIPATING IN THIS EXCHANGE OFFER.

Section 14. Extension of Exchange Offer; Termination; Amendment.

We may, from time to time, extend the period of time during which the exchange offer is open and delay accepting any eligible option grants tendered to us by disseminating notice of the extension to eligible optionholders by public announcement, oral or written notice or otherwise as permitted by Rule 13e-4(e)(3) under the Exchange Act. If the exchange offer is extended, we will provide appropriate notice of the extension and the new expiration date no later than 6:00 a.m. Pacific Time on the next business day following the previously scheduled expiration date of the exchange offer. For purposes of this exchange offer, a “business day” means any day other than a Saturday, Sunday or United States federal holiday and consists of the time period from 12:01 a.m. through 12:00 midnight.

We also expressly reserve the right, in our reasonable judgment, prior to the expiration date of the exchange offer, to terminate or amend the exchange offer upon the occurrence of any of the conditions specified in Section 6 (“Conditions of This Exchange Offer”), by disseminating notice of the termination to eligible optionholders by public announcement, oral or written notice or otherwise as permitted by applicable law. In particular, if the proposal regarding this option exchange program is not approved by our stockholders at our Annual Meeting of Stockholders scheduled for June 5, 2008, we will terminate this exchange offer and we will not be able to accept any of the eligible option grants that may have been tendered.

Subject to compliance with applicable law, we further reserve the right, in our discretion, and regardless of whether any event set forth in Section 6 (“Conditions of This Exchange Offer”), has occurred or is deemed by us to have occurred, to amend the exchange offer in any respect prior to the expiration date. Any notice of such amendment required pursuant to the exchange offer or applicable law will be disseminated promptly to eligible optionholders in a manner reasonably designed to inform eligible optionholders of such change and filed with the SEC as an amendment to the Schedule TO.

If we materially change the terms of this exchange offer or the information concerning this exchange offer, or if we waive a material condition of this exchange offer, we will extend the exchange offer to the extent required by Rules 13e-4(d)(2) and 13e-4(e)(3) under the Exchange Act. Under these rules, the minimum period during which a tender or exchange offer must remain open following material changes in the terms of or information concerning an exchange offer, other than a change in price or a change in percentage of securities sought, will depend on the facts and circumstances, including the relative materiality of such terms or information.

In addition, if we decide to take any of the following actions, we will publish notice or otherwise inform you in writing of such action and keep the exchange offer open for at least 10 business days after the date of such notification:

(a)	we increase or decrease the amount of consideration offered for the eligible option grants; or

(b)	we increase or decrease the number of eligible option grants that may be tendered in the exchange offer.

Section 15. Fees and Expenses.

We will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of eligible option grants pursuant to this exchange offer. You will be responsible for any expenses incurred by you in connection with your election to participate in this exchange offer, including, but not limited to, mailing, faxing and telephone expenses, as well as any expenses associated with any tax, legal or other advisor consulted or retained by you in connection with this exchange offer.

Section 16. Additional Information.

With respect to this exchange offer, we have filed with the SEC a Tender Offer Statement on Schedule TO, as may be amended, of which this exchange offer is a part. This exchange offer document does not contain all of the information contained in the Schedule TO and the exhibits to the Schedule TO. Before making a decision on whether or not to tender your eligible option grants, we highly recommend that you review the Schedule TO, including its exhibits, and the following materials that we have filed with (or, in some cases, “furnished” to) the SEC:

(a)	our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 filed with the SEC on March 13, 2008;

(b)	our Quarterly Report on Form 10-Q for the quarterly period ended March 31, 2008 filed with the SEC on May 8, 2008;

(c)	our definitive Proxy Statement for our 2008 annual meeting of stockholders, filed with the SEC on April 21, 2008;

(d)	our Current Reports on Form 8-K, filed with, or furnished to, the SEC on March 28, 2008 and May 5, 2008, as applicable;

(e)	the description of our common stock, which is registered under Section 12 of the Exchange Act, in our registration statement on Form 8-A, filed with the SEC on July 16, 2002, including any amendments or reports filed for the purpose of updating such description.

These filings may be examined, and copies may be obtained, at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, DC 20549.

You may obtain information on the operation of the public reference room by calling the SEC at (800) SEC-0330. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. We also make available on or through our website, free of charge, copies of these reports as soon as reasonably practicable after we electronically file or furnish it to the SEC. Our website address is www.leapfroginvestor.com. Information contained on our website is not part of this exchange offer.

We will also provide without charge to each person to whom we deliver a copy of this exchange offer, upon their written or oral request, a copy of any or all of the documents to which we have referred you, other than exhibits to such documents (unless such exhibits are specifically incorporated by reference into such documents). Requests should be directed, between the hours of 8:00 a.m. and 5:00 p.m., Pacific Time, to:

LeapFrog Enterprises, Inc.

Attention: Investor Relations

6401 Hollis Street

Emeryville, California 94608

Telephone: (510) 420-5150

Email: ir@leapfrog.com

The information about us contained in this exchange offer should be read together with the information contained in the documents to which we have referred you.

Section 17. Miscellaneous.

We are not aware of any jurisdiction where the making of this exchange offer is not in compliance with applicable law. If we become aware of any jurisdiction where the making of this exchange offer is not in compliance with applicable law, we will make a good faith effort to comply with such law. If, after such good faith effort, we cannot comply with such law, this exchange offer will not be made to, nor will tenders be accepted from or on behalf of, eligible optionholders residing in such jurisdiction.

This exchange offer and our SEC reports referred to above include forward-looking statements. These forward-looking statements involve risks and uncertainties, including those described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2007 and in our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, that could cause actual results to differ materially from those expressed in the forward-looking statement. Given these risks and uncertainties, you should not place undue reliance on these forward-looking statements. While we believe our plans, intentions and expectations reflected in these forward-looking statements are reasonable, these plans, intentions or expectations may not be achieved. WE ENCOURAGE YOU TO REVIEW THE RISK FACTORS CONTAINED IN OUR ANNUAL REPORT ON FORM 10-K FOR THE FISCAL YEAR ENDED DECEMBER 31, 2007 AND IN OUR QUARTERLY REPORT ON FORM 10-Q FOR THE QUARTER ENDED MARCH 31, 2008 BEFORE YOU DECIDE WHETHER TO PARTICIPATE IN THIS EXCHANGE OFFER.

WE HAVE NOT AUTHORIZED ANY PERSON TO MAKE ANY RECOMMENDATION ON OUR BEHALF AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTION GRANTS PURSUANT TO THIS EXCHANGE OFFER. YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED IN THIS DOCUMENT OR IN DOCUMENTS TO WHICH WE HAVE REFERRED YOU. WE HAVE NOT AUTHORIZED ANYONE TO GIVE YOU ANY INFORMATION OR TO MAKE ANY REPRESENTATION IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THE INFORMATION AND REPRESENTATIONS CONTAINED IN THIS DOCUMENT OR IN THE RELATED DOCUMENTS. IF ANYONE MAKES ANY RECOMMENDATION OR REPRESENTATION TO YOU OR GIVES YOU ANY INFORMATION, YOU SHOULD NOT RELY UPON THAT RECOMMENDATION, REPRESENTATION OR INFORMATION AS HAVING BEEN AUTHORIZED BY US.

LeapFrog Enterprises, Inc.

May 9, 2008

SCHEDULE A

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

CANADA

The following is a general summary of the material tax consequences of accepting the offer to exchange an eligible option grant for a new option grant for eligible optionholders subject to tax in Canada. This summary is based on the law in effect in Canada as of May 2008. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time of the new option grant, the exercise of the options acquired at the new option grant (the “new options”) or the sale of shares acquired at exercise of the new options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Canada apply to your specific situation.

Tax Information1

Option Exchange

The tax treatment as a result of the exchange of an eligible option grant for the new option grant is uncertain. It is possible that the Canada Revenue Agency (the “CRA”) will treat the exchange as: (i) a tax-neutral exchange of options; (ii) a taxable exchange of options; or (iii) two separate transactions (i.e., a tender of an eligible option grant for cancellation, followed by a new option grant), whereby the tender is viewed as a disposition for no consideration and no taxable income arises. We believe that the tax authorities will likely view the transaction as described in (iii), but no definitive guidance has been issued in this regard. For the purposes of this summary, however, we assume that the exchange will be treated as described above in (iii).

Grant of New Options

You will not be subject to tax when the new options are granted to you.

Exercise of New Options

Subject to the deferral provisions discussed in the paragraph below, you will be subject to income tax when you exercise the new options. The taxable amount will be one-half of the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price; that is, you can permanently exclude one-half of the spread from the taxable amount. Tax will be due at your marginal income tax rate.

In addition, you may defer taxation of the taxable portion of the spread arising upon exercise (i.e., the remaining one-half of the spread) until the earliest of the time that you sell the shares purchased upon exercise of the new options, die or become a non-resident of Canada. In order to be eligible for this deferral, you must file an election with your employer by January 15 of the year following the year in which you exercise the new options.

You can defer the tax on the spread at exercise only on the first C$100,000 worth of options that vest in any one year. For the purpose of calculating this limit, the value of an option equals the fair market value of the shares subject to the option at the time the option was granted.

Regardless of whether the deferral applies, you will be subject to pension plan contributions on the taxable amount at exercise (i.e., one-half of the spread) to the extent that you have not already exceeded the applicable contribution ceiling.

Sale of Shares

When you sell the shares acquired at exercise of the new options, you will be subject to capital gains tax. The taxable amount will be one-half of the difference between the sale price and the adjusted cost basis of the shares (i.e., the fair market value of the shares on the date of exercise less any brokerage fees). In addition, any amount on which taxation was deferred at exercise will become taxable when the shares are sold. Tax will be due on the taxable income at your marginal income tax rate.

If you own other shares of LeapFrog which you have acquired at the exercise of other options granted under LeapFrog’s employee equity plans or outside of such plans, your adjusted cost base may be different than described above. In order to preserve the cost basis of shares sold in a cashless exercise, you must specifically identify any such shares in your annual tax return. Shares acquired upon the exercise of options for which a taxation deferral election has been filed will also retain their own, unique cost base. You are strongly advised to seek advice from a tax professional in any of these situations.

[1]	Please note that this summary only addresses Canadian federal tax law. Please consult your personal tax advisor to determine the tax consequences of the offer under provincial tax laws.

One-half of any loss arising on the sale of the shares (including any brokerage fees) may be deducted from any taxable capital gain for the year, the previous three taxation years, or any subsequent year.

Withholding and Reporting

Your employer will report the spread recognized at exercise, any amount excluded under the one-half exemption rule and the value of any deferred stock option benefit to the CRA. A copy of the T4 form containing this information will be delivered to you prior to the last day of February of the year following the year in which you exercise the new options.

Your employer will also withhold income tax on the taxable amount at exercise. If you intend to defer any tax due at exercise (as described above), you must notify your employer immediately upon exercise of the options so that your employer does not withhold income tax on that amount. You must use the “Canadian Election to Defer Payment of Tax on Stock Options” form to notify your employer. This is in addition to filing an election with your employer by January 15 of the year following the year in which you exercise the options (as described above). For every year you have a balance of deferred stock option income outstanding, you must also file a Form T1212 with the CRA, together with your annual tax return.

Your employer will also withhold pension plan contributions on the taxable amount at exercise to the extent you have not already exceeded the applicable contribution ceiling.

You are responsible for reporting any benefits resulting from the options on your annual tax return and for reporting and paying any tax resulting from the sale of shares.

SCHEDULE A

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

FRANCE

The following is a general summary of the material tax consequences of accepting the offer to exchange an eligible option grant for a new option grant for eligible optionholders subject to tax in France. This summary is based on the law in effect in France as of May 2008. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time of the new option grant, the exercise of the options acquired at the new option grant (the “new options”) or the sale of shares acquired at exercise of the new options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in France apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of an eligible option grant for the new option grant.

Grant of New Options

You will not be subject to tax when the new options are granted to you.

Exercise of New Options

You will be subject to income tax and social security contributions when you exercise the new options. The taxable amount will be the difference (or “spread”) between the exercise price and the fair market value of the shares on the date of exercise and the exercise price. Tax will be due at your progressive income tax rate.

Wealth Tax

Shares acquired at exercise of the new options are included in your personal estate and must be declared to the tax authorities if the total amount of your taxable personal estate (including you and your household) exceeds a certain threshold (€770,000 for 2008), as valued on January 1.

Sale of Shares

When you sell the shares acquired at exercise of the new options, you will be subject to capital gains tax if the annual proceeds from the sale of shares for you and your household exceed a certain threshold (€25,000 for 2008). The taxable amount will be the difference between the sale price and the fair market value of the shares on the date of exercise. The current applicable tax rate is 29%.

Withholding and Reporting

Your employer is not required to withhold income tax when you exercise the new options, but is required to withhold social security contributions. Your employer is required to report the income resulting from the exercise of the new options on your payslip for the month of exercise and on its annual declaration of salaries filed with the tax and labor authorities for the year of exercise.

You are responsible for reporting and paying any tax resulting from the exercise of the new options and the subsequent sale of shares. In addition, you must declare all foreign accounts (including any accounts that were opened or closed during the tax year) on your annual income tax return.

SCHEDULE A

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

HONG KONG

The following is a general summary of the material tax consequences of accepting the offer to exchange an eligible option grant for a new option grant for eligible optionholders subject to tax in Hong Kong. This summary is based on the law in effect in Hong Kong as of May 2008. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time of the new option grant, the exercise of the options acquired at the new option grant (the “new options”) or the sale of shares acquired at exercise of the new options.

If you are a citizen or resident of more than one country, or are considered a resident of more than one country for local law purposes, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in Hong Kong apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of an eligible option grant for the new option grant.

Grant of New Options

You will not be subject to tax when the new options are granted to you.

Exercise of New Options

You will be subject to income tax when you exercise the new options. The taxable amount will be the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. Generally, tax will be due at your marginal tax rate.

You will not be subject to Mandatory Provident Fund contributions on the spread at exercise, as it is not considered “relevant income” for the purposes of your obligations under the Mandatory Provident Fund Schemes Ordinance.

Please note that if you leave Hong Kong permanently and subsequently exercise the new options, the spread will still be considered Hong Kong-source employment income and subject to income tax in Hong Kong. You can elect to settle your tax liability prior to leaving Hong Kong, thereby removing any continuing filing obligations. In this case, you will be the taxed on a “notional” spread based on the assumption that the new options were exercised on a day within 7 days before the date of submission of your tax return for the year of assessment in which you permanently depart Hong Kong. If the value of the shares increases so that the actual gain on exercise is greater than on the date of departure, there will be no additional tax. If the value of the shares decreases so that the actual gain on exercise is less than on the date of departure, you can request a refund of any tax overpayment.

Sale of Shares

When you sell the shares acquired at exercise of the new options, you will not be subject to capital gains tax.

Withholding and Reporting

Your employer is not required to withhold income tax when you exercise the new options, but is required to report the income to the Inland Revenue Department. You are also responsible for reporting the income and paying any tax resulting from the exercise of the new options.

If you leave Hong Kong permanently and subsequently exercise the new options and do not settle your tax liability prior to departure as described above, you and your employer are still required to report the income resulting from the exercise of the new options and you are still responsible for paying any applicable tax.

SCHEDULE A

A GUIDE TO ISSUES FOR NON-U.S. EMPLOYEES

UNITED KINGDOM

The following is a general summary of the material tax consequences of accepting the offer to exchange an eligible option grant for a new option grant for eligible optionholders subject to tax in the United Kingdom. This summary is based on the law in effect in the United Kingdom as of May 2008. This summary is general in nature and does not discuss all of the tax consequences that may be relevant to you in light of your particular circumstances, nor is it intended to be applicable in all respects to all categories of eligible optionholders. Please note that tax laws change frequently and occasionally on a retroactive basis. As a result, the information contained in this summary may be out of date at the time of the new option grant, the exercise of the options acquired at the new option grant (the “new options”) or the sale of shares acquired at exercise of the new options.

If you are a citizen or resident of more than one country, are considered a resident of more than one country for local law purposes, or are not treated as resident and ordinarily resident in the United Kingdom, the information contained in this summary may not be applicable to you. You are strongly advised to seek appropriate professional advice as to how the tax or other laws in the United Kingdom apply to your specific situation.

Tax Information

Option Exchange

You likely will not be subject to tax as a result of the exchange of an eligible option grant for the new option grant.

Grant of New Options

You will not be subject to tax when the new options are granted to you.

Exercise of New Options

You will be subject to income tax and employee national insurance contributions (“NICs”) when you exercise the new options. The taxable amount will be the difference (or “spread”) between the fair market value of the shares on the date of exercise and the exercise price. Tax will be due at your marginal tax rate.

In addition, as a term of the new option grant, you will be required to accept any liability for employer NICs which may arise in connection with the new option grant. Without limitation to the foregoing, you will be required to enter into a joint election approved by Her Majesty’s Revenue and Customs (“HMRC”). Thus, you will also be subject to employer NICs when you exercise the new options.

Your employer will calculate the income tax and NICs due on exercise of the new options and account for these amounts to HMRC on your behalf. If, for any reason, your employer is unable to withhold the income tax due under the Pay As You Earn (“PAYE”) system or by another method permitted by the applicable stock option agreement, you must reimburse your employer for the tax paid on your behalf within 90 days of the date of exercise of the new options. If you fail to do so, you will be deemed to have received a loan equal to the amount of income tax that your employer has paid on your behalf (provided you are not a director or executive officer of LeapFrog within the meaning of Section 13(k) of the U.S. Securities Exchange Act of 1934, as amended). The loan will be immediately due and payable and will bear interest at the then-current HMRC rate.

Sale of Shares

When you sell the shares acquired at exercise of the new options, you will be subject to capital gains tax. The taxable amount will be the difference between the sale price and the fair market value of the shares on the date of exercise. However, capital gains tax is only payable to the extent your total capital gain in the tax year exceeds your annual personal exemption (£9,600 for the tax year 6 April 2008 to 5 April 2009). The current applicable tax rate is 18%.

If you own other shares of LeapFrog which you have acquired at the exercise of other options granted under LeapFrog’s employee equity plans or outside of such plans, you will need to take into account the new share identification rules effective 6 April 2008. You are strongly advised to seek advice from a tax professional in such situations.

Withholding and Reporting

Your employer is required to withhold income tax and employee and employer NICs, as described above. On your employer’s annual tax and share plan returns, it is also required to report to HMRC the details of the exchange, the grant of the new options, the exercise of the new options, any income related to the options and any tax withheld. You are also responsible for reporting the exercise of the new options and for reporting and paying any tax resulting from the sale of shares.